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                                                                                        EXHIBIT 11

BANC ONE CORPORATION and Subsidiaries
STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
(000's, except per share amounts)

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                                                  Three Months Ended             Nine Months Ended
                                                    September 30,                  September 30,
                                             ---------------------------     ---------------------------
                                                 1994            1993            1994            1993
                                             -----------     -----------     -----------     -----------
PRIMARY:
 Earnings:
  Net income                                 $   283,212     $   296,214     $   940,732     $   891,253
  Deduct: Dividends on preferred shares            4,373           4,375          13,119          13,341
                                             -----------     -----------     -----------     -----------
Net income available to common shareholders  $   278,839     $   291,839     $   927,613     $   877,912
                                             ===========     ===========     ===========     ===========
Shares:
 Weighted average common shares outstanding      407,220         399,798         406,706         399,121
 Add: Dilutive effect of outstanding options,
  as determined by the application of the
  treasury stock method                            1,743           1,613           1,409           1,743
                                             -----------     -----------     -----------     -----------
Weighted average common shares outstanding,
 as adjusted                                     408,963         401,411         408,115         400,864
                                             ===========     ===========     ===========     ===========
PRIMARY EARNINGS PER COMMON SHARE            $      0.68     $      0.73     $      2.27     $      2.19
                                             ===========     ===========     ===========     ===========
FULLY DILUTED:
 Earnings:
  Net income                                 $   283,212     $   296,214     $   940,732     $   891,253
                                             ===========     ===========     ===========     ===========
Shares:
 Weighted average common shares outstanding      407,220         399,798         406,706         399,121
 Add: Dilutive effect of outstanding options,
  as determined by the application of the
  treasury stock method                            1,743           1,614           1,433           1,814
 Add: Conversion of preferred stock                8,765           6,377           8,765           6,795
                                             -----------     -----------     -----------     -----------
Weighted average common shares outstanding,
 as adjusted                                     417,728         407,789         416,904         407,730
                                             ===========     ===========     ===========     ===========
FULLY DILUTED EARNINGS PER COMMON SHARE      $      0.68     $      0.73     $      2.26     $      2.19
                                             ===========     ===========     ===========     ===========

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